Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Subordinate Voting Shares of Colliers International Group Inc., a Canadian corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: April 6, 2026

Spruce House Investment Management LLC

By:	/s/ Zachary Sternberg
Name:	Zachary Sternberg
Title:	Managing Member

Spruce House Capital LLC

By:	/s/ Zachary Sternberg
Name:	Zachary Sternberg
Title:	Managing Member

The Spruce House Partnership LLC

By:	/s/ Zachary Sternberg
Name:	Zachary Sternberg
Title:	Managing Member

/s/ Zachary Sternberg
Zachary Sternberg

/s/ Benjamin Stein
Benjamin Stein